Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources, Inc. Reports Second Quarter 2015 Results

GOLDEN, Colo., August 12, 2015 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced its 2015 second quarter results.

2015 Second Quarter Highlights:

•	Second Quarter 2015 Revenues were $2.97 million compared to $4.27 million for second quarter 2014
•	Environmental Solutions segment (“MV”) revenues were $941,500 for Q2 2015 compared to $1.06 million for Q2 2014 but ahead of $889,000 in revenues achieved in Q1 2015
•	Gross Margin in Environmental Solutions (“MV”) segment was 37.5% in Q2 2015 compared to 29.6% in Q2 2014
•	Net loss applicable to SEER was $(744,000) for Q2 2015 compared to net income of $464,600 in Q2 2014
•	Paragon’s CoronaLux™ unit deployed in southern California generated $435,000 in non-refundable placement fees through the first six months of 2015, $112,500 in Q2 2015
•	Paragon’s technology continues to be the only permitted destruction technology available for all types of regulated medical waste, including pharmaceutical waste, in the State of California and as recognized by the California Department of Health.

“While our financial results for the quarter reflect a slower and more challenging industrial services market than a year ago, we continued to make good progress in bringing our disruptive waste management and destruction technologies to the domestic and international markets,” commented J. John Combs III, Chairman and CEO of SEER. “Indeed, with the exception of our services division, REGS, which was still profitable as a segment, all other divisions posted higher first six-months revenue in 2015 as compared to 2014,” said Combs.

“MV Technologies, one of our two technology-based businesses, had a good start to the year, with revenue of over $1.8M for the first half, compared to just over $1.5M in the first half last year. We are particularly pleased with our robust pipeline of current MV proposals valued at just under $34M, primarily for our landfill gas – renewable energy solutions reflecting MV’s growing leadership and acceptance in the expanding market.

“Paragon, SEER’s other technology division, continues to make steady progress and generated $435,000 in non-refundable placement fees through the first six months of 2015, and generally operated according to plan with Paragon’s accrued revenue up year over year when compared to 2014,” said Combs.

“Our large capacity Paragon CoronaLux™ system is deployed and operating smoothly in our partner’s facility in Southern California. We also are in various stages of pilot equipment testing programs with other customers in both medical waste and energy markets and continue to pursue existing and new international opportunities. Our existing Florida facility operations are being reassessed and the Company is exploring steps to better utilize the progress achieved to date and valuable permitting we have in Broward County and the state.”

”While the sales and permitting cycles remain long, the market feedback and technical data we are gathering consistently reinforce that we have game-changing and superior products and technologies that will result in significant future revenue and income,” Mr. Combs added.

“Our services businesses, REGS and Tactical saw a decline in revenues, partly attributable to seasonality in the business, but also a direct result of the dramatic decline in oil prices and, as a consequence, significant operating and spending cuts from the energy producers and refineries that we serve. The lower revenues had a negative impact on our bottom line as well,” said Combs. “Recognizing this changing dynamic within the oil and gas industry and with our customers, we have undertaken several measures to expand and diversify our services customer base as well as introduce and grow our higher-margin service offerings; initiatives that should yield positive and demonstrable results by the end of the year.”

Second Quarter Results

Total second quarter revenues were approximately $2.97 million compared to $4.27 million in the same quarter last year, a decrease of approximately 30%. The decrease was primarily attributable to lower revenues from a key customer in the industrial cleaning segment which declined from $2.40 million for Q2 2014 compared to $1.25 million for Q2 2015, slightly lower revenues from our environmental solutions segment, partially offset by a 20% increase in our railcar cleaning segment revenues, Tactical. The quarterly results within industrial cleaning business, REGS, was negatively impacted by sustained decline in oil prices and certain customer specific events which have resulted in dramatic spending cuts by that customer and producers and refiners, generally.

The solid waste disposal segment, Paragon, has received approximately $112,500 in non-refundable fees in Q2 2015 and $435,000 for the six months ended June 30, 2015 compared to $118,250 in Q2, 2014 and $295,125 for the six months ended June 30, 2014 which are being recognized as revenue ratably over the initial term of the agreements of between 5-7years.

Total operating expenses in the second quarter of 2015 were $3.86 million, slightly lower than total operating expenses in last year’s second quarter of $3.92 million. Service costs as a percentage of service revenues were 87% for the quarter ended June 30, 2015 and 63% for the quarter ended June 30, 2014 due to lower manpower and equipment efficiency, as well as the site preparation cost for a new servicing site in Montana, resulting in a gross margin of $253,100 compared to $1.10 million for Q2 2014. Product costs as a percentage of product revenues declined due to more favorable product mix, and consequently MV’s gross margins was 37.5% for Q2 2015 compared to 30% for Q2 2014. SG&A expense increased approximately $286,000 to approximately $1.35 million for the quarter ended June 30, 2015 due to higher professional services costs and other administrative and personnel costs.

Net loss applicable to SEER for the second quarter ended June 30, 2015 was $(744,000) compared to a net income of $464,600 for the second quarter ended June 30, 2014. The net loss in 2015 compared to net income in 2014 was primarily the result of 30% lower revenue, lower margins and increased SG&A costs for Q2 2015 compared to Q2 2014.

Modified EBITDA for the quarter ended June 30, 2015 was $(676,400) compared to $526,400 for the same quarter 2014.

Mr. Combs concluded, “While Q2 results were somewhat lower than our expectations, particularly after posting consecutive record quarters of financial performance during 2014, we understand the downturn was a result of a very specific and compartmentalized event and are confident in our plan to address these challenges in the energy industry going forward. Each of us at the company is working diligently to improve operational efficiencies, diversify and expand markets, address customer concentration issues and position SEER for sustainable future growth. We continue to focus on and invest in market segments where we believe our innovative, disruptive technologies have the potential to become the best available technology in their respective markets, and remain confident that investors will be well-rewarded for their patience.”

Conference Call Today:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-888-259-8883 if calling within the United States or 1-888-259-8883 if calling internationally. A replay will be available until August 19, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 858-384-5517 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company's corporate website at http://www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”).

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

At Strategic Environmental and Energy Solutions:	At Darrow Associates:
J. John Combs III	Peter Seltzberg, Managing Director
Chief Executive Officer	516-510-8768
720-460-3522	pseltzberg@darrowir.com

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
Revenue:	2015	2014	2015	2014
Products	$941,500	$1,061,400	$1,830,500	$1,581,500
Services	1,993,800	3,135,600	4,570,500	5,398,500
Solid waste	43,900	78,700	71,900	78,700
Total revenue	2,979,200	4,275,700	6,472,900	7,058,700

Operating expenses:
Products costs	588,800	747,400	1,254,700	1,127,600
Services costs	1,740,700	1,988,900	3,607,100	3,570,200
Solid waste costs	167,200	123,500	295,500	123,500
Selling, general and administrative expenses	1,358,800	1,062,800	2,751,700	2,971,600
Total operating expenses	3,855,500	3,922,600	7,909,000	7,792,900

Income (loss) from operations	(876,300)	353,100	(1,436,100)	(734,200)

Other income (expense):
Interest expense	(22,000)	(19,100)	(39,500)	(42,700)
Gain on debt settlements	—	—	—	24,400
Other	2,900	32,800	2,900	16,000
Total non-operating expense, net	(19,100)	13,700	(36,600)	(2,300)

Net income (loss)	(895,400)	366,800	(1,472,700)	(736,500)
Less: Net loss attributable to non-controlling interest	(151,400)	(97,800)	(272,800)	(165,900)
Net income (loss) attributable to SEER common stockholders	$(744,000)	$464,600	$(1,199,900)	$(570,600)

Net income (loss) per share, basic and diluted	$(.01)	$.01	$(.02)	$(.01)

Weighted average shares outstanding – basic and diluted	52,362,000	51,196,100	52,275,400	50,277,400

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
ASSETS	Unaudited	*
Current assets:
Cash	$304,100	$229,200
Cash – restricted	147,800	213,800
Accounts receivable, net of allowance for doubtful accounts
of $246,500 and $263,600, respectively	1,599,500	3,017,800
Costs and estimated earnings in excess billings on uncompleted contracts	185,400	61,100
Prepaid expenses and other current assets	298,900	202,500
Total current assets	2,535,700	3,724,400

Property and equipment, net	5,160,800	4,848,800
Intangible assets, net	357,600	371,400
Other assets	53,600	52,500
TOTAL ASSETS	$8,107,700	$8,997,100

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,549,700	$1,675,900
Accrued liabilities	688,400	925,700
Billings in excess of costs and estimated earnings on uncompleted contracts	466,400	308,500
Deferred revenue	833,100	456,600
Payroll taxes payable	959,100	947,700
Customer deposits	380,000	380,000
Current portion of notes payable and capital lease obligations	286,800	363,000
Notes payable - related parties, including accrued interest	48,300	73,800
Total current liabilities	5,211,800	5,131,200

Notes payable and capital lease obligations, net of current portion	157,600	60,900
Total liabilities	5,369,400	5,192,100

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued
Common stock; $.001 par value; 70,000,000 shares authorized; 52,362,015 and	52,400	51,700
51,726,316 shares issued and outstanding 2015 and 2014, respectively
Common stock subscribed	50,000	50,000
Additional paid-in capital	17,513,400	17,108,100
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(13,699,700)	(12,499,800)
Total stockholders’ equity	3,891,100	4,685,000
Non-controlling interest	(1,152,800)	(880,000)
Total equity	2,738,300	3,805,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,107,700	$8,997,100

These numbers were derived from the audited financial statements for the year ended December 31, 2014. See accompanying notes

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

RECONCILIATION OF GAAP NET LOSS TO MODIFIED EBITDA

(UNAUDITED)

	Three Month Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Net income (loss)	(895,400)	366,800	(1,472,700)	(736,500)
Noncontrolling interest	151,400	97,800	272,800	165,900
Net income (loss) applicable to SEER	(744,000)	464,600	(1,199,900)	(570,600)

Interest	22,000	19,100	39,500	42,700
Depreciation and Amortization	146,600	123,600	293,200	216,700

EBITDA, including noncontrolling interest	(575,400)	607,300	(867,200)	(311,200)

stock based compensation (option comp, warrant comp, stock issued for services)	50,400	36,700	148,500	685,000

Modified EBITDA, including noncontrolling interest	(525,000)	644,000	(718,700)	373,800

EBITDA, excluding noncontrolling interest	(726,800)	509,500	(1,140,000)	(477,100)

Modified EBITDA, excluding noncontrolling interest	(676,400)	546,200	(991,500)	207,900